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Exhibit 99.1

Media Inquiries:	Hejdi Feick/Kurt Kadatz	(403) 590-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	David Moneta/Debbie Stein	(877) 290-2772

News Release

TC PipeLines, LP Announces 2004 Fourth Quarter Results

        CALGARY, Alberta — February 7, 2005 — (Nasdaq: TCLP) — TC PipeLines, LP (the Partnership) today reported fourth quarter 2004 net income of $15.2 million or $0.82 per unit (all amounts in U.S. dollars) compared to $12.1 million or $0.66 per unit in the fourth quarter of 2003. For the twelve months ended December 31, 2004, the Partnership reported net income of $55.1 million or $2.99 per unit compared to $48.0 million or $2.63 per unit for the same period last year.

        Cash generated in the fourth quarter of 2004, including $1.7 million of cash distributed from the Partnership's investments in Northern Border Pipeline Company and Tuscarora Gas Transmission Company classified as a return of capital, increased $3.5 million to $16.9 million compared to $13.4 million for the same period in 2003. For the twelve months ended December 31, 2004, cash generated, including return of capital from Northern Border Pipeline and Tuscarora, amounted to $67.3 million. This was an increase of $16.7 million compared to $50.6 million for the same period last year. This increase was primarily due to higher cash distributions from Northern Border Pipeline compared to the prior year reflecting the impact of a change in its cash distribution policy effective January 1, 2004, as well as the negative impact to 2003 cash distributions resulting from refunds paid by Northern Border Pipeline to its shippers for electricity costs. The amounts refunded had previously been collected through company-use gas provision.

        "It's been another year of strong results for TC PipeLines," said Ron Turner, president and chief executive officer of the general partner, TC PipeLines GP, Inc. "Our pipeline investments continue to deliver the stable cash flows that underpin our cash distributions."

        On January 20, 2005, the Partnership announced its fourth quarter cash distribution in the amount of $0.575 per unit.

Financial Highlights

	Three months ended December 31		Twelve months ended December 31
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(audited)
	(millions of dollars except per unit amounts)
Net income	15.2	12.1	55.1	48.0
Per unit(1)	$0.82	$0.66	$2.99	$2.63
Cash generated from operations	15.2	12.4	55.2	49.6
Return of capital(2)	1.7	1.0	12.1	1.0
Cash distributions paid	10.8	10.1	41.8	39.4
Cash distributions declared per unit(3)	$0.575	$0.55	$2.275	$2.175
Units outstanding (millions)	17.5	17.5	17.5	17.5

(1)
Net income per unit is computed by dividing net income, after deduction of the general partner's allocation, by the number of common and subordinated units outstanding. The general partner's allocation is computed based upon the general partner' s 2 per cent interest plus an amount equal to incentive distributions.

(2)
Current accounting practice requires the classification of cumulative cash distributions in excess of cumulative equity earnings to be reported as a return of capital.

(3)
The Partnership's 2004 fourth quarter cash distribution will be paid on February 14, 2005 to unitholders of record as of January 31, 2005.

Net Income

Fourth Quarter 2004

        The Partnership reported fourth quarter 2004 net income of $15.2 million or $0.82 per unit, an increase of $3.1 million compared to $12.1 million or $0.66 per unit in the fourth quarter of 2003.

        Equity income from Northern Border Pipeline was $13.8 million in the fourth quarter of 2004 compared to $11.0 million in the same quarter of 2003. This increase was primarily due to the reversal in the fourth quarter of 2004 of a $3.1 million (TC PipeLines' share = $0.9 million) provision recorded in the fourth quarter of 2003 related to charges for the potential termination costs of Enron's employee pension benefit plan. Equity income from Tuscarora was $2.1 million in the fourth quarter of 2004 compared to $1.5 million for the same period in 2003. This increase was primarily due to a one time income item in 2004 related to the 2005 Expansion settlement payment. This settlement payment was the result of a Joint Settlement Agreement filed and approved by the Federal Energy Regulatory Commission which effectively terminated Tuscarora's 2005 Expansion. The Joint Settlement Agreement allowed Tuscarora to withdraw its application for the proposed 2005 Expansion facilities and released the 2005 Expansion customers from their contractual commitments.

        The Partnership's fourth quarter 2004 general and administrative expenses of $0.6 million were $0.2 million higher compared to $0.4 million in the same quarter of 2003. This was primarily due to activities related to Sarbanes-Oxley Act requirements, and higher employee benefits and overhead costs incurred in 2004. Financial charges of $0.1 million in the fourth quarter of 2004, compared to less than $0.1 million in the same period last year, increased primarily due to higher average debt balance.

Year ended December 31, 2004

        The Partnership reported net income of $55.1 million or $2.99 per unit for the year ended December 31, 2004, an increase of $7.1 million compared to $48.0 million or $2.63 per unit for 2003.

        The Partnership's equity income from Northern Border Pipeline was $50.0 million for 2004, an increase of $5.5 million compared to $44.5 million in 2003. The increase is attributable to higher revenues, lower operations and maintenance expenses, and lower interest expenses. The increase in revenues resulted from the sale of short-term capacity and additional transportation services. Operations and maintenance expenses decreased as a result of the reversal of a previously recorded provision related to charges for the potential termination costs of Enron's employee pension benefit plan. The reduction in interest costs was primarily due to lower average long-term debt balance.

        The Partnership's equity income from Tuscarora was $7.5 million for the year ended December 31, 2004, an increase of $2.2 million compared to $5.3 million in 2003. This increase was primarily due to incremental revenues from long-term transportation contracts which commenced in November 2003, related to Tuscarora's 2002 expansion.

        The Partnership's general and administrative expenses were $1.9 million in 2004 compared to $1.7 million in 2003. Financial charges were $0.5 million for the year ended December 31, 2004 compared to $0.1 million in 2003. The Partnership increased the amount outstanding on its credit facilities during the year by $31.0 million, resulting in the higher interest expense.

Cash Flow

Fourth Quarter 2004

        The Partnership reported fourth quarter 2004 cash generated from operations of $15.2 million compared to $12.4 million in the fourth quarter of 2003. When including the portion of the cash distributions from Northern Border Pipeline and Tuscarora reported as a return of capital, cash generated increased $3.5 million to $16.9 million in 2004 compared to the same period in 2003.

        In the fourth quarter of 2004, the Partnership received a cash distribution from Northern Border Pipeline of $14.9 million, $1.1 million of which has been classified as return of capital, compared to $12.3 million in the fourth quarter of 2003, an increase of $2.6 million. The increase in the fourth quarter's 2004 distribution was mainly due to a change in Northern Border Pipeline's cash distribution policy effective January 1, 2004. Under this new policy, cash distributions are based upon 100 per cent of distributable cash flow and calculated as earnings before interest, taxes, depreciation and amortization, less interest and maintenance capital expenditures, as reported in Northern Border Pipeline's financial statements.

        Cash distributions from Tuscarora in the fourth quarter 2004 were $2.7 million, including $0.6 million classified as return of capital. This was an increase of $1.2 million relative to the fourth quarter of 2003. In addition to the return of capital related to the 2005 Expansion settlement payment, the increase was due to higher revenues from long-term firm transportation contracts, which commenced in November 2003, related to Tuscarora's 2002 expansion.

        In the first six months of 2004, the Partnership borrowed an aggregate of $20.0 million under its revolving credit facility, which was used primarily to finance its equity contributions to Northern Border Pipeline. In the third quarter of 2004, the Partnership repaid $6.0 million of this amount. During the fourth quarter of 2004, the Partnership borrowed an additional $17.0 million to finance its $22.5 million equity contribution to Northern Border Pipeline. The Partnership's outstanding debt balance as at December 31, 2004 was $36.5 million.

        During the fourth quarter of 2004, the Partnership paid an aggregate $10.8 million of cash distributions to unitholders and its general partner, compared to $10.1 million in the fourth quarter of 2003. This cash distribution, on a per unit basis, represents $0.575 per unit in the fourth quarter of 2004, compared to $0.55 per unit in the fourth quarter of 2003, as well as the general partner interest, including incentive distributions.

Year ended December 31, 2004

        The Partnership reported 2004 cash generated from operations of $55.2 million compared to $49.6 million for 2003. The Partnership received cash distributions from Northern Border Pipeline in 2004 amounting to $61.7 million compared to $46.2 million in 2003. In 2004, $11.7 million of the distribution has been reported as a return of capital from Northern Border Pipeline. In total, 2004 distributions from Northern Border Pipeline increased $15.5 million from 2003 due to a change in its cash distribution policy effective January 1, 2004, as well as the negative impact to the 2003 cash distributions resulting from refunds paid by Northern Border Pipeline to its shippers for electricity costs. The Partnership also received cash distributions from Tuscarora in 2004, including a return of capital related to the 2005 Expansion settlement payment, of $7.9 million, an increase of $1.7 million compared to $6.2 million in the prior year. In addition to the impact of the 2005 Expansion settlement payment, the increase reflected Tuscarora's incremental cash inflows from new transportation contracts related to Tuscarora's 2002 expansion facilities.

        During 2004, the Partnership increased its net borrowings under its credit facilities by $31.0 million, which were used primarily to finance its equity contributions to Northern Border Pipeline. In aggregate, the Partnership made equity contributions of $61.5 million to Northern Border Pipeline during 2004. Cash distributions paid by the Partnership to unitholders and its general partner totalled $41.8 million in 2004 compared to $39.4 million in 2003.

Conference Call

        The Partnership will hold a conference call Tuesday, February 8, 2005 at 12 p.m. (Eastern). Ron Turner, president and chief executive officer of the general partner, will discuss the fourth quarter 2004 financial results and general developments and issues concerning the Partnership. Those interested in listening to the call may dial (877) 211-7911. A replay of the conference call will also be available two hours after the call and until midnight (Eastern), February 15, 2005 by dialing (800) 408-3053, then entering pass code 3135834.

        A live webcast of the conference call will also be available through the Partnership's website at www.tcpipelineslp.com. An audio replay of the call will be maintained on the website.

        TC PipeLines, LP is a publicly traded limited partnership. It owns a 30 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline, which is owned 70 per cent by Northern Border Partners, L.P., a publicly traded master limited partnership controlled by affiliates of ONEOK, Inc., owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects to TransCanada's GTN System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. Subsidiaries of TransCanada also hold common units of the Partnership. Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol "TCLP." For more information about TC PipeLines, LP, visit the Partnership's Internet site at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

        This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as "believes," "expects," "intends," "forecasts," "projects," and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership's current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership's current views with respect to future events. Important factors that could cause actual results to materially differ from the Partnership's current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, the failure of a shipper on either one of the Partnership's pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership's filings with the Securities and Exchange Commission, including the Partnership's Annual Report on Form 10-K for the year ended December 31, 2003.

TC PIPELINES, LP
FINANCIAL HIGHLIGHTS

Statement of Income

	Three months ended December 31		Twelve months ended December 31
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(audited)
	(millions of U.S. dollars except per unit amounts)
Equity income from Investment in Northern Border Pipeline(1)	13.8	11.0	50.0	44.5
Equity income from Investment in Tuscarora(2)	2.1	1.5	7.5	5.3
General and administrative expenses	(0.6)	(0.4)	(1.9)	(1.7)
Financial charges	(0.1)	—	(0.5)	(0.1)

Net income	15.2	12.1	55.1	48.0

Net income per unit(3)	$0.82	$0.66	$2.99	$2.63

Units outstanding (millions)	17.5	17.5	17.5	17.5

Balance Sheet

	December 31, 2004	December 31, 2003
	(unaudited)	(audited)
	(millions of U.S. dollars)
ASSETS
Cash	2.5	7.5
Investment in Northern Border Pipeline(1)	290.1	240.7
Investment in Tuscarora(2)	39.5	39.9

	332.1	288.1

LIABILITIES AND PARTNERS' EQUITY
Accounts payable	0.7	0.6
Current portion of long-term debt	6.5	5.5
Long-term debt	30.0	—
Partners' equity	294.9	282.0

	332.1	288.1

Cash Flow Information

	Three months ended December 31		Twelve months ended December 31
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(audited)
	(millions of U.S. dollars)
Cash generated from operations
Distributions received from equity investments
Northern Border Pipeline Company	13.8	11.3	50.0	45.2
Tuscarora Gas Transmission Company	2.1	1.5	7.5	6.2
Changes in working capital and other	(0.7)	(0.4)	(2.3)	(1.8)

	15.2	12.4	55.2	49.6
Return of capital from Northern Border Pipeline Company	1.1	1.0	11.7	1.0
Return of capital from Tuscarora Gas Transmission Company	0.6	—	0.4	—

Cash generated from investments*	16.9	13.4	67.3	50.6
Investment in Northern Border Pipeline Company	(22.5)	—	(61.5)	—
Investment in Tuscarora Gas Transmission Company	—	—	—	(4.1)
Distributions paid	(10.8)	(10.1)	(41.8)	(39.4)
Long-term debt issued/(repaid)	17.0	—	31.0	(6.0)

Increase/(decrease) in cash	0.6	3.3	(5.0)	1.1

*
Reconciliation of non-GAAP financial measure: Cash generated from investments is a non-GAAP financial measure which includes cash generated from operations and return of capital. It is provided as a supplement to results reported in accordance with GAAP. Management believes that this is an important measure to assist the Partnership's investors in evaluating the Partnership's business performance.

(1)
Northern Border Pipeline Company

TC PipeLines holds a 30 per cent general partner interest in Northern Border Pipeline Company. Summarized operating and financial information of Northern Border Pipeline for the three and twelve months ended December 31, 2004 and 2003 and as at December 31, 2004 and December 31, 2003 is as follows:

	Three months ended December 31		Twelve months ended December 31
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(audited)
Operating Results
Gas delivered (million cubic feet)	207,441	215,403	844,963	849,920
Average throughput (million cubic feet per day)	2,324	2,410	2,377	2,396
Financial Results (millions of U.S. dollars)
Operating revenue	82.7	82.5	329.1	324.2
Operating expenses
Operations and maintenance	3.9	13.5	33.8	43.8
Depreciation and amortization	14.7	14.5	58.3	57.8
Taxes other than income	7.0	7.1	29.4	29.6

Total operating expenses	25.6	35.1	121.5	131.2

Operating income	57.1	47.4	207.6	193.0
Interest expense, net	(11.1)	(10.4)	(41.3)	(44.9)
Other income/(expense)	0.2	(0.3)	0.5	0.1

Net income	46.2	36.7	166.8	148.2

Capital Expenditures (millions of U.S. dollars)
Maintenance	5.4	3.0	12.4	6.4
Growth	(2.0)	6.1	(1.8)	6.5
	December 31, 2004	December 31, 2003
	(unaudited)	(audited)
Summary Balance Sheet Data (millions of U.S. dollars)
Total assets	1,623.3	1,691.3

Other current liabilities and reserves and deferred credits	52.3	67.4
Long-term debt (including current maturities)	603.9	821.5
Partners' capital	963.3	797.2
Accumulated other comprehensive income	3.8	5.2

Total liabilities and partners' equity	1,623.3	1,691.3

(2)
Tuscarora Gas Transmission Company

TC PipeLines holds a 49 per cent general partner interest in Tuscarora Gas Transmission Company. Summarized operating and financial information of Tuscarora for the three and twelve months ended December 31, 2004 and 2003 and as at December 31, 2004 and December 31, 2003 is as follows:

	Three months ended December 31		Twelve months ended December 31
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(audited)
Operating Results
Gas delivered (million cubic feet)	7,954	7,573	24,679	21,974
Average throughput (million cubic feet per day)	86	82	67	60
Financial Results (millions of U.S. dollars)
Operating revenue	8.2	7.7	32.6	29.7
Operating expenses
Operations and maintenance	1.0	0.9	3.6	3.7
Depreciation and amortization	1.5	1.6	6.1	6.4
Taxes other than income	0.3	0.3	1.3	1.3

Total operating expenses	2.8	2.8	11.0	11.4

Operating income	5.4	4.9	21.6	18.3
Interest expense, net	(1.5)	(1.6)	(6.1)	(6.5)
Other income	0.8	—	0.8	—

Net income	4.7	3.3	16.3	11.8

Capital Expenditures (millions of U.S. dollars)
Maintenance	—	0.1	0.2	0.1
Growth	1.1	0.3	2.2	1.2
	December 31, 2004	December 31, 2003
	(unaudited)	(audited)
Summary Balance Sheet Data (millions of U.S. dollars)
Total assets	144.9	149.6

Other current liabilities and reserves and deferred credits	2.0	2.1
Long-term debt (including current maturities)	80.8	85.4
Partners' capital	62.0	62.0
Accumulated other comprehensive income	0.1	0.1

Total liabilities and partners' equity	144.9	149.6

(3)
Net income per unit is computed by dividing net income, after deduction of the general partner's allocation, by the number of common and subordinated units outstanding. The general partner's allocation is computed based upon the general partner's 2 per cent interest plus an amount equal to incentive distributions.

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Exhibit 99.1